Exhibit 99.1

For release: July 9, 2012	For further information contact:
Louis J. Dunham, Interim CEO, First Place Bank
(330) 373-1221 Ext. 2202

David G. Cogswell named First Place Bank Chief Credit Officer

Warren, Ohio – First Place Financial Corp. (the “Company”) has announced the appointment of David G. Cogswell to the position of Chief Credit Officer for First Place Bank, the principal subsidiary of First Place Financial Corp. The appointment is effective as of July 23, 2012, on an interim basis, subject to final non-objection from the Office of the Comptroller of the Currency, the Bank’s primary regulator.

With more than 25 years banking experience, Cogswell has served as Chief Credit and Risk Officer for Mutual Bank in Illinois, Chief Credit Officer for American Home Bank of Chicago and Chief Operating Officer for Ameribank in Florida. He has also served in other credit positions such as Senior Credit Officer and Consumer Credit Manager for multibillion-dollar banks during his career. He received a Bachelor of Arts in Economics from Dartmouth College.

“We look forward to Dave joining the First Place Bank team to oversee the Bank’s credit process and quality,” said First Place Bank Interim CEO Louis J. Dunham. “Considering his level of experience, knowledge, and commitment, he’ll be a great match for the Bank as well as the community as we move forward.”

Cogswell noted, “I’m excited about the opportunity to join a regional community bank that has served as a longtime resource for local residents and businesses. I look forward to being part of the local community as well,” he concluded.

About First Place Financial Corp.

First Place Financial Corp. is a financial services holding company based in Warren, Ohio, with two wholly-owned subsidiaries: First Place Bank and First Place Holdings, Inc. Through First Place Bank, the Company operates 41 retail locations, 2 business financial service centers and 20 loan production offices. More information can be found on the Company’s website at www.firstplacebank.com.